Exhibit 10.1
Execution Version

AMENDED AND RESTATED PURCHASE RIGHTS AGREEMENT
This AMENDED AND RESTATED PURCHASE RIGHTS AGREEMENT (this “Agreement”) is entered into effective as of February 24, 2020 by and among Enviva Partners, LP, a Delaware limited partnership (the “Partnership”), Enviva Partners GP, LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner,” and together with the Partnership and the Subsidiaries of the Partnership, the “Partnership Group”), and Enviva Holdings, LP, a Delaware limited partnership (the “Sponsor” and together with its Subsidiaries other than the Partnership Group, the “Sponsor Entities”). The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.”
RECITALS:
WHEREAS, in connection with the contribution by Enviva MLP Holdco, LLC of all of its equity interests in certain subsidiaries of the Sponsor to the Partnership, the Parties entered into a Purchase Rights Agreement, dated May 4, 2015 (the “Original Purchase Rights Agreement”); and
WHEREAS, the Partnership’s right of first offer with respect to the ROFO Assets (as defined herein) pursuant to the Original Purchase Rights Agreement terminates on May 4, 2020; and
WHEREAS, the Parties desire to amend and restate the Original Purchase Rights Agreement to extend the Partnership’s right of first offer with respect to the ROFO Assets to May 4, 2021, with automatic one-year renewals thereafter.
NOW, THEREFORE, in consideration of the premises and the covenants, conditions and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
Article 1
DEFINITIONS
1.1    Definitions. As used in this Agreement, the following terms have the respective meanings set forth below:
“Affiliate” means, with respect to any Person, any other Person who directly or indirectly controls, is controlled by, or is under direct or indirect common control with, such Person, and includes any Person in like relation to an Affiliate. A Person shall be deemed to “control” another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of Voting Securities, by contract or otherwise; and the term “controlled” shall have a similar meaning. Without limiting the generality of the foregoing, it is agreed that any Person that owns or controls, directly or indirectly, 50% or more of the Voting Securities of another Person shall be deemed for purposes of this Agreement to control such other Person.
“Agreement” has the meaning given such term in the introduction to this Agreement.
“Arbitration Award” has the meaning given such term in Section 3.16.

“Cause” has the meaning given such term in the Partnership Agreement.
“Change of Control” means, with respect to any Person (the “Applicable Person”), any of the following events:
(a)    any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the Applicable Person’s assets to any other Person, unless immediately following such sale, lease, exchange or other transfer such assets are owned, directly or indirectly, by the Applicable Person;
(b)    the dissolution or liquidation of the Applicable Person;
(c)    the consolidation or merger of the Applicable Person with or into another Person, other than any such transaction where:
(i)    the outstanding Voting Securities of the Applicable Person are changed into or exchanged for Voting Securities of the surviving Person or its parent; and
(ii)    the holders of the Voting Securities of the Applicable Person immediately prior to such transaction own, directly or indirectly, not less than a majority of the outstanding Voting Securities of the surviving Person or its parent immediately after such transaction; and
(d)    a “person” or “group” (within the meaning of Sections 13(d) or 14(d)(2) of the Exchange Act) being or becoming the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 50% of all of the then outstanding Voting Securities of the Applicable Person, except in a merger or consolidation that would not constitute a Change of Control under clause (c) above.
“Common Units” has the meaning given such term in the Partnership Agreement.
“Discussion Date” has the meaning given such term in Section 3.17.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“General Partner” has the meaning given such term in the introduction to this Agreement.
“Governmental Authority” means:
(a)    any domestic or foreign government, whether national, federal, state provincial, territorial, municipal or local (whether administrative, legislative, executive or otherwise);
(b)    any agency, authority, ministry, department, regulatory body, court, central bank, bureau, board or other instrumentality having legislative, judicial, taxing, regulatory, prosecutorial or administrative powers or functions of, or pertaining to, government;

(c)    any court, tribunal, commission, individual, arbitrator, arbitration panel or other body having adjudicative, regulatory, judicial, quasi-judicial, administrative or similar functions; and
(d)    any other body or entity created under the authority of or otherwise subject to the jurisdiction of any of the foregoing, including any stock or other securities exchange or professional association.
“Original Purchase Rights Agreement” has the meaning given such term in the Recitals.
“Partnership” has the meaning given such term in the introduction to this Agreement.
“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of Enviva Partners, LP dated as of May 4, 2015, as amended by Amendment No. 1 thereto, effective as of December 18, 2017, and Amendment No. 2 thereto, effective as of January 1, 2019, and as it may be further amended from time to time.
“Partnership Entities” means any of the entities that are part of the Partnership Group.
“Partnership Group” has the meaning given such term in the introduction to this Agreement.
“Party” or “Parties” have the meaning given such term in the introduction to this Agreement.
“Person” is to be construed broadly and includes an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Authority.
“Proposed Transaction” has the meaning given such term in Section 2.2(a).
“ROFO” has the meaning given such term in Section 2.1(a).
“ROFO Assets” means the assets listed on Schedule I of this Agreement, as well as any other wood pellet processing plant or wood pellet export terminal that any Sponsor Entity owns at any time during the term of the Agreement, in each case only if and when the construction of such asset is substantially complete.
“ROFO Notice” has the meaning given such term in Section 2.2(a).
“ROFO Period” has the meaning given such term in Section 2.1(a).
“ROFO Response” has the meaning given such term in Section 2.2(a).
“Sponsor” has the meaning given such term in the introduction to this Agreement.
“Sponsor Entities” has the meaning given such term in the introduction to this Agreement.
“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or by a combination thereof, (b) a partnership (whether general or limited) or limited liability company in which such Person or a Subsidiary of such Person is, at the date of determination, a general partner of such partnership or managing member of such limited liability company or (c) any other Person in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.
“Transfer” means to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of, whether in one or a series of transactions; provided, however, that in no event shall a Change of Control of the Sponsor be deemed a Transfer.
“Voting Securities” of a Person means securities of any class of such Person entitling the holders thereof to vote in the election of, or to appoint, members of the board of directors or other similar governing body of the Person; provided that, if such Person is a limited partnership, Voting Securities of such Person shall be the general partner interest in such Person.
ARTICLE 2
RIGHT OF FIRST OFFER
2.1    Right of First Offer to Purchase Certain Assets Owned by the Sponsor Entities.
(a)    The Sponsor hereby grants to the Partnership a right of first offer (the “ROFO”) from the date of this Agreement through the date on which this Agreement is terminated pursuant to Section 3.4 (the “ROFO Period”) on each ROFO Asset to the extent that any Sponsor Entity proposes to Transfer any ROFO Asset (other than to an Affiliate of the Sponsor Entities who agrees in writing that such ROFO Asset remains subject to the provisions of this Article 2 and assumes the obligations under this Article 2 with respect to such ROFO Asset).
(b)    The Parties acknowledge that any Transfer of ROFO Assets pursuant to the ROFO is subject to the terms of all existing agreements with respect to the ROFO Assets and shall be subject to and conditioned on the obtaining of any and all necessary consents of security holders, joint venture partners, governmental authorities, lenders or other third parties.
2.2    Procedures.
(a)    If any Sponsor Entity proposes to Transfer any ROFO Asset (other than to an Affiliate as described in Section 2.1(a)) during the ROFO Period (a “Proposed Transaction”), the Sponsor shall, or shall cause such Sponsor Entity to, prior to entering into any such Proposed Transaction, first give notice in writing to the Partnership (the “ROFO Notice”) of its intention to enter into such Proposed Transaction. The ROFO Notice shall include any material terms, conditions and other details as would be reasonably necessary for the Partnership to make a responsive offer to enter into the Proposed Transaction with the applicable Sponsor Entity, which terms, conditions and details shall include any material terms, condition or other details that such Sponsor Entity would propose to provide to non-Affiliates in connection with the Proposed Transaction.
(b)    The Partnership shall have 30 days following receipt of the ROFO Notice to propose an offer to enter into the Proposed Transaction with Sponsor or the Sponsor Entity that provided such ROFO Notice (the “ROFO Response”). The ROFO Response shall set forth the terms and conditions (including, without limitation, the purchase price the Partnership proposes to pay for the ROFO Asset and the other terms of the purchase) pursuant to which the Partnership would be willing to enter into a binding agreement for the Proposed Transaction. If no ROFO Response is delivered by the Partnership within such 30-day period, then the Partnership shall be deemed to have waived the ROFO with respect to such ROFO Asset, and Sponsor or the applicable Sponsor Entity shall be free to enter into the Proposed Transaction with any third party on terms and conditions determined in the sole discretion of Sponsor or the applicable Sponsor Entity.
(c)    If the Partnership submits a ROFO Response, the Sponsor shall, or shall cause such Sponsor Entity to negotiate exclusively and in good faith with the Partnership for a period of 45 days in order to give the Partnership an opportunity to enter into a letter of intent or definitive documentation for the purchase and sale of such ROFO Asset on terms that are mutually acceptable to the Sponsor Entity and the Partnership. If the Sponsor Entity and the Partnership have not entered into a letter of intent or a definitive purchase and sale agreement with respect to such ROFO Asset within such time period, or if any such letter of intent or agreement is entered into but subsequently terminated, the Sponsor Entity may, at any time during the succeeding 150-day period, enter into a definitive purchase and sale agreement with any third party with respect to such ROFO Asset on terms and conditions that, when taken as a whole, are superior, in the good faith determination of such Sponsor Entity, to those set forth in the last written offer proposed by the Partnership during negotiations between the Partnership and the Sponsor Entity pursuant to this Section 2.2(c), and may Transfer the ROFO Asset pursuant to such purchase and sale agreement. If Sponsor or any Sponsor Entity does not enter into a definitive agreement with a third party with respect to the Proposed Transaction within such 150-day period, the Sponsor shall, or shall cause such Sponsor Entity to, comply with the provisions of this Article 2 again prior to entering into any Proposed Transaction with respect to such ROFO Asset.
ARTICLE 3
MISCELLANEOUS
3.1    Choice of Law; Submission to Jurisdiction. This Agreement shall be subject to and governed by the laws of the State of New York, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state. Each Party hereby submits to the jurisdiction of the state and federal courts in the State of New York and to venue in New York.

3.2    Notice. All notices, requests or consents provided for or permitted to be given pursuant to this Agreement must be in writing and must be given by depositing same in the United States mail, addressed to the Person to be notified, postpaid, and registered or certified with return receipt requested or by delivering such notice in person or by telegram to such Party. Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by telegram shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address set forth below or at such other address as such Party may stipulate to the other Parties in the manner provided in this Section 3.2.
For notices to any of the Sponsor Entities:
Enviva Holdings, LP
7200 Wisconsin Avenue, Suite 1000
Bethesda, Maryland 20814
Phone: (301) 657-5560
Attention: General Counsel
For notices to any of the Partnership Entities:
Enviva Partners, LP
7200 Wisconsin Avenue, Suite 1000
Bethesda, Maryland 20814
Phone: (301) 657-5560
Attention: General Counsel
3.3    Entire Agreement. This Agreement constitutes the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.
3.4    Termination. The term of this Agreement shall commence on the date of this Agreement and shall continue for an initial period through and including May 4, 2021, and shall thereafter continue on a year-to-year basis, unless terminated as of the end of the initial period or any annual extension period by the Partnership or Holdings by providing written notice sixty days prior to the end of such period; provided, that the Agreement shall terminate immediately upon a Change of Control of the General Partner or the Partnership, other than any Change of Control of the General Partner or the Partnership deemed to have occurred pursuant to clause (d) of the definition of Change of Control solely as a result of a Change of Control of the Sponsor. Notwithstanding any other provision of this Agreement, if the General Partner is removed as general partner of the Partnership under circumstances where Cause does not exist and the Common Units held by the General Partner and its Affiliates are not voted in favor of such removal, this Agreement may immediately thereupon be terminated by the Sponsor.
3.5    Effect of Waiver or Consent. No waiver or consent, express or implied, by any Party to or of any breach or default by any Person in the performance by such Person of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such Person of the same or any other obligations of such Person hereunder. Failure on the part of a Party to complain of any act of any Person or to declare any Person in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder until the applicable statute of limitations period has run.
3.6    Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the Parties. Each such instrument shall be reduced to writing and shall be designated on its face an “Amendment” or an “Addendum” to this Agreement.
3.7    Assignment; Third Party Beneficiaries. No Party may assign its rights or obligations under this Agreement without the consent of the other Parties. Each of the Parties hereto specifically intends that each entity comprising the Sponsor Entities and each entity comprising the Partnership Entities, as applicable, whether or not a Party to this Agreement, shall be entitled to assert rights and remedies hereunder as third-party beneficiaries hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to any such entity.
3.8    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. The delivery of an executed counterpart copy of this Agreement by facsimile or electronic transmission in PDF format shall be deemed to be the equivalent of delivery of the originally executed copy thereof.
3.9    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.
3.10    Gender, Parts, Articles and Sections. Whenever the context requires, the gender of all words used in this Agreement shall include the masculine, feminine and neuter, and the number of all words shall include the singular and plural. All references to Article numbers and Section numbers refer to Articles and Sections of this Agreement.
3.11    Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each Party agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.
3.12    Withholding or Granting of Consent. Except as otherwise expressly provided in this Agreement, each Party may, with respect to any consent or approval that it is entitled to grant pursuant to this Agreement, grant or withhold such consent or approval in its sole and uncontrolled discretion, with or without cause, and subject to such conditions as it shall deem appropriate.
3.13    Laws and Regulations. Notwithstanding any provision of this Agreement to the contrary, no Party shall be required to take any act, or fail to take any act, under this Agreement if the effect thereof would be to cause such Party to be in violation of any applicable law, statute, rule or regulation.
3.14    Negation of Rights of Limited Partners, Assignees and Third Parties. Except as set forth in Section 3.7, the provisions of this Agreement are enforceable solely by the Parties, and no shareholder, limited partner, member, or assignee of the Sponsor, the General Partner, the Partnership or other Person shall have the right, separate and apart from the Sponsor, the General Partner or the Partnership, to enforce any provision of this Agreement or to compel any Party to comply with the terms of this Agreement.
3.15    No Recourse Against Officers and Directors. For the avoidance of doubt, the provisions of this Agreement shall not give rise to any right of recourse against any officer or director of any Sponsor Entity or any Partnership Entity.
3.16    Arbitration. Any dispute, controversy or claim arising out of or in connection with this Agreement shall be settled by final and binding arbitration conducted in Bethesda, Maryland in accordance with the Commercial Arbitration Rules of the American Arbitration Association by one or more arbitrators designated in accordance with said Rules. The Parties agree that the award of the arbitral tribunal (the “Arbitration Award”) shall be: (a) conclusive, final and binding upon the Parties; and (b) the sole and exclusive remedy between the Parties regarding any and all claims and counterclaims presented to the arbitral tribunal. All notices to be given in connection with the arbitration shall be as provided in Section 3.2 of this Agreement. The Arbitration Award shall include interest, at a rate determined as appropriate by the arbitrators, from the date of any breach or other violation of this Agreement to the date when the Arbitration Award is paid in full. The Arbitration Award shall also include the fixing of the expense of the arbitration and the assessment of the same, as is appropriate in the opinion of the arbitrators, against either or both Parties hereto. Each Party shall otherwise bear its cost for its respective legal fees, witnesses, depositions and other out-of-pocket expenses incurred in the course of the arbitration.
3.17    Dispute Resolution. If there is a material breach of this Agreement that has not been corrected within thirty (30) days of receipt of notice of such breach, representatives of each of the Parties in dispute shall meet promptly to review and resolve such issues and breaches in good faith (the date on which such Persons first so meet, the “Discussion Date”). If such Persons are unable to fully resolve any such issues and breaches in good faith within fifteen days after the Discussion Date, a Party shall be entitled to pursue any right or remedy available at law or in equity.
[Signature pages follow.]

IN WITNESS WHEREOF, the Parties have executed this Agreement on, and effective as of February 24, 2020.
ENVIVA PARTNERS, LP

By:    Enviva Partners GP, LLC,
as its sole general partner

By:
Name:    Shai Even

Title:	Executive Vice President and Chief Financial Officer

ENVIVA PARTNERS GP, LLC

By:
Name:    Shai Even

Title:	Executive Vice President and Chief Financial Officer

ENVIVA HOLDINGS, LP

By:     Enviva Holdings GP, LLC,
as its sole general partner

By:
Name:    William H. Schmidt, Jr.

Title:	Executive Vice President, Corporate Development and General Counsel

Schedule I
ROFO Assets

Asset	Owner
A wood pellet production plant located in Greenwood, South Carolina	Enviva Pellets Greenwood, LLC
A wood pellet production plant located in Lucedale, Mississippi	Enviva Pellets Lucedale, LLC
A wood pellet production plant located in Epes, Alabama	Enviva Pellets Epes, LLC
A deep-water marine wood pellet export terminal located at the Port of Pascagoula in Pascagoula, Mississippi	Enviva Port of Pascagoula, LLC